Exhibit 99.1
Richard Lewis Communications, Inc.
Corporate Communications • Investor Relations
35 West 35th Street, Suite 502, New York, NY 10001-2205
Telephone: 212.827.0020 Fax: 212.827.0028
www.rlcinc.com
FOR IMMEDIATE RELEASE
NYMAGIC, INC. REPORTS 2008 FOURTH QUARTER RESULTS
New York, March 4, 2009. NYMAGIC, INC. (NYSE: NYM) reported today the results of consolidated operations for the fourth quarter ended December 31, 2008. The Company reported net losses of $(19.8) million, or $(2.36) per diluted share for the three months ended December 31, 2008, compared with net losses of $(8.3) million, or $(.93) per diluted share, for the fourth quarter of 2007. Net losses for the year ended December 31, 2008 totaled $(104.3) million, or $(12.23) per diluted share, compared with net earnings of $13.4 million, or $1.46 per diluted share, for the year ended December 31, 2007.
Net losses for the year and fourth quarter ended 2008 were increased by $(17.6) million and $(8.1) million, respectively due to uncertainty that the Company can fully utilize all deferred income taxes that arose from capital losses incurred. To the extent that the Company generates future capital gains to offset these losses, it may recover some or all of this amount.
INVESTMENTS
Net investment loss amounted to $(16.0) million for the fourth quarter of 2008 compared with net investment income of $3.4 million for the same period of 2007. For the year ended December 31, 2008, net investment losses were $(63.5) million as compared with net investment income of $35.5 million for the same period of 2007. Investment losses in 2008 largely reflected losses of $(42.3) million in investments categorized as trading securities as well as losses of $(26.8) million from limited partnerships. Trading securities included municipal bonds, preferred stocks, commercial middle market debt, hedged positions and exchange-traded funds.

Net realized investment losses were $(1.4) million for the fourth quarter of 2008, as compared with net realized investment losses of $(7.0) million for the same period of 2007. Net realized investment losses for the year ended December 31, 2008 were $(47.7) million compared with net realized investment losses of $(6.9) million for the same period in 2007. The net realized investment losses for the year ended December 31, 2008 were almost entirely attributable to the decline in the market value of the Company’s investments in “super senior” residential mortgage backed securities. These securities are collateralized by pools of “Alt-A” mortgages, and receive priority payments from these pools. The Company’s super senior securities rank senior to subordinated tranches of debt collateralized by each respective pool of mortgages. As of March 1, 2009 the levels of subordination ranged from 27% to 51% of the total debt outstanding for each pool. Delinquencies within the underlying mortgage pools (defined as payments 60+ days past due plus foreclosures plus real estate owned) ranged from 19.7% to 41.5% of total amounts outstanding. While the delinquency rates increased from March 2008 when they ranged from 3.4% to 21.2%, current subordination levels remain in excess of current delinquency rates for each pool. Delinquency rates are not the same as loss rates, but are an indication of the potential for some degree of loss in future periods. All of these securities are currently rated AAA or AAA- by Standard & Poor’s and were also rated AAA by Moody’s at February 1, 2009. During February, however, Moody’s adjusted their ratings on these securities and these ratings now range from Caa1 to A1.
Accumulated other comprehensive losses included in shareholders equity as of December 31, 2008 amounted to $(2.9) million and relate primarily to unrealized investment losses in the municipal portfolio held as Available for Sale.
At December 31, 2008 the Company’s total cash, investments and net receivable for securities sold amounted to $572.4 million. The investment portfolio at December 31, 2008 consisted of cash, short-term investments and net receivable for securities sold of $211.3 million, or 36.9%; fixed maturities and other debt investments of $226.3 million, or 39.5%, limited partnership hedge funds of $123.0 million, or 21.5%; and preferred stocks of $11.8 million, or 2.1%.
In early January 2009, the Company sold its remaining preferred stocks. During January and February, the Company increased its holdings of municipal and corporate bonds and maintained a major position in short term U.S. Treasury securities.
At February 28, 2009 the Company’s carrying value for the following classes of securities are as follows:

Cash in Banks:	$3 million
U.S. Treasury Securities:	214 million
Municipal Bonds:	135 million
Mortgage Securities:	61 million
Corporate Bonds	31 million
Commercial Loans	2 million
Hedge Funds:	121 million
Receivables — Redemptions:	2 million
Total	$569 million

INSURANCE OPERATIONS
Gross premiums written of $42.6 million and net premiums written of $31.4 million for the fourth quarter of 2008 decreased by 15% and 13%, respectively, over the same period of 2007. Gross premiums written of $217.3 million and net premiums written of $165.4 million decreased by 5% and 1%, respectively, for the year ended December 31, 2008 compared to the same period of 2007. The reduction in gross premiums written is largely attributable to the Company’s decision to terminate a cargo program with Southern Marine and Aviation at the end of 2007. The smaller decrease in net premiums written is consistent with our strategy of retaining more gross premiums written.
Net premiums earned of $38.6 million for the fourth quarter decreased by 15% over the same period of 2007. Net premiums earned of $167.1 million for the year ended December 31, 2008 increased 1% over the same period of 2007.
The Company’s combined ratio was 100.3% for the three months ended December 31, 2008 as compared with 106.3% for the same period of 2007. The Company’s combined ratio was 112.1% for the year ended December 31, 2008 as compared with 98.5% for the same period of 2007. Hurricanes Gustav and Ike contributed 4.0% to the year ended 2008 combined ratio. Favorable loss reserve development amounted to $4.5 million and $2.1 million during the fourth quarter of 2008 and 2007, respectively. Adverse loss reserve development amounted to $(2.7) million and favorable loss reserve development amounted to $13.8 million for the year ended December 31, 2008 and 2007, respectively. Contributing to the adverse development of losses during 2008 were reinsurance receivables written off during the second quarter of 2008 amounting to $12.4 million. Favorable loss reserve development for the year ended December 31, 2007 was largely attributable to the novation of certain excess workers’ compensation policies and favorable reported loss trends arising from the ocean marine line of business.
George Kallop, President and Chief Executive Officer, in commenting on the overall results for the quarter said, “The Company has suffered major setbacks during the past months, but we remain focused on building for the future. We have made major adjustments to our investment strategy with more emphasis on fixed income investments and less focus on hedge fund investments and equities. We decided to sell our remaining preferred stocks in December and early January. In addition, we have been reducing our investment in hedge funds and redeploying capital into selected municipal and corporate bonds. Regarding insurance operations, we are hopeful that MMO Agencies will become a substantial contributor to written premiums during 2009. During the past nine months, MMO Agencies has opened relationships with over 40 agency offices. In addition, we continue to add to our own underwriting staff. We expect that 2009 will be a challenging year, but our goal is to achieve significant profitability during the year.”
NYMAGIC, INC. will hold a conference call on its fourth quarter 2008 financial results live on Thursday, March 5, 2009 at 9:00 A.M. ET. The call will last for up to one hour.

Investors and interested parties will have the opportunity to listen to and join in the call by calling 800-374-0763 entering ID# 86181069 and registering with the operator. Please call no later than 10 minutes prior to the start of the call to register. A replay of the conference call will be available for 30 days by dialing 800-642-1687 and entering ID 86181069.
NYMAGIC, INC. is an insurance holding company whose property and casualty insurance subsidiaries specialize in writing ocean marine, inland marine and non-marine liability insurance, and whose agency subsidiaries specialize in establishing markets for such business. The Company maintains offices in New York and Chicago.
This report contains certain forward-looking statements concerning the Company’s operations, economic performance and financial condition, including, in particular, the likelihood of the Company’s success in developing and expanding its business. Any forward-looking statements concerning the Company’s operations, economic performance and financial condition contained herein, including statements related to the outlook for the Company’s performance in 2009 and beyond, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates which inherently are subject to uncertainties and contingencies, many of which are beyond the control of the Company. Some of these assumptions may not materialize and unanticipated events may occur which could cause actual results to differ materially from such statements. These include, but are not limited to, the cyclical nature of the insurance and reinsurance industry, premium rates, investment results and risk assessments, the estimation of loss reserves and loss reserve development, uncertainties associated with asbestos and environmental claims, including difficulties with assessing latent injuries and the impact of litigation settlements, bankruptcies and potential legislation, the uncertainty surrounding the loss amounts related to the attacks of September 11, 2001, and hurricanes Katrina and Rita, the occurrence and effects of wars and acts of terrorism, net loss retention, the effect of competition, the ability to collect reinsurance receivables and the timing of such collections, the availability and cost of reinsurance, the possibility that the outcome of any litigation or arbitration proceeding is unfavorable, the ability to pay dividends, regulatory changes, changes in the ratings assigned to the Company by rating agencies, failure to retain key personnel, the possibility that our relationship with Mariner Partners, Inc. could terminate or change, and the fact that ownership of our common stock is concentrated among a few major stockholders and is subject to the voting agreement, as well as assumptions underlying any of the foregoing and are generally expressed with words such as “intends,” “intend,” “intended,” “believes,” “estimates,” “expects,” “anticipates,” “plans,” “projects,” “forecasts,” “goals,” “could have,” “may have” and similar expressions. These and other risks could cause actual results for the 2009 year and beyond to differ materially from those expressed in any forward-looking statements made. Investors are referred to the full discussion of risks and uncertainties included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, including those specified under the caption “I. A. Risk Factors” and in other documents filed by the Company with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to update publicly or revise any forward-looking statements made.
(Comparative Table Attached)

NYMAGIC, INC.
TABLE OF RESULTS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

Revenues:
Net premiums earned	$38,599	$45,302	$167,073	$166,096
Net investment income (loss)	(15,963)	3,396	(63,503)	35,489
Realized investment (losses)	(1,351)	(6,970)	(47,665)	(6,903)
Commission and other income	168	(4,913)	276	(4,246)

Total revenues	21,453	36,815	56,181	190,436

Expenses:
Net losses & loss adjustment exp.	18,987	25,774	109,958	89,844
Policy acquisition expenses	9,271	11,270	38,670	37,694
General & administrative expenses	10,470	11,128	38,612	36,018
Interest expense	1,680	1,699	6,716	6,726

Total expenses	40,408	49,871	193,956	170,282

Income (loss) before income taxes	(18,955)	(13,056)	(137,775)	20,154

Total income tax expense (benefit)	812	(4,786)	(33,440)	6,782

Net income (loss)	$(19,767)	$(8,270)	$(104,335)	$13,372

Earnings per share:
Basic	$(2.36)	$(.93)	$(12.23)	$1.50

Diluted	$(2.36)	$(.93)	$(12.23)	$1.46

Weighted average shares outstanding:
Basic	8,388	8,908	8,534	8,896
Diluted	8,388	8,908	8,534	9,190

	December 31,	December 31,
Balance sheet data:	2008	2007

Shareholders’ equity	$164,073	$279,446
Book value per share (1)	$19.11	$31.56

(1)	Calculated on a fully diluted basis.

Supplementary information:

	NYMAGIC Gross Premiums Written
By Segment	Three months ended December 31,			Year ended December 31,
	2008	2007	Change	2008	2007	Change
	(Dollars in thousands)
Ocean marine	$13,818	$19,374	(29%)	$82,751	$98,689	(16%)
Inland marine/fire	3,443	5,501	(37%)	16,128	18,625	(13%)
Other liability	25,343	25,194	1%	118,378	110,986	7%

Subtotal	42,604	50,069	(15%)	217,257	228,300	(5%)
Runoff lines (Aircraft)	(31)	64	NM	(3)	88	NM

Total	$42,573	$50,133	(15%)	$217,254	$228,388	(5%)

	NYMAGIC Net Premiums Written
By Segment	Three months ended December 31,			Year ended December 31,
	2008	2007	Change	2008	2007	Change
	(Dollars in thousands)
Ocean marine	$9,862	$12,930	(24%)	$59,200	$68,192	(13%)
Inland marine/fire	714	2,068	(65%)	4,538	6,935	(35%)
Other liability	20,634	20,967	(2%)	101,424	92,618	10%

Subtotal	31,210	35,965	(13%)	165,162	167,745	(2%)
Runoff lines (Aircraft)	203	39	NM	222	108	NM

Total	$31,413	$36,004	(13%)	$165,384	$167,853	(1%)

	NYMAGIC Net Premiums Earned
By Segment	Three months ended December 31,			Year ended December 31,
	2008	2007	Change	2008	2007	Change
	(Dollars in thousands)
Ocean marine	$13,279	$16,905	(21%)	$64,713	$71,637	(10%)
Inland marine/fire	1,120	1,894	(41%)	5,710	6,978	(18%)
Other liability	23,997	26,457	(9%)	96,428	87,373	10%

Subtotal	38,396	45,256	(15%)	166,851	165,988	1%
Runoff lines (Aircraft)	203	46	NM	222	108	NM

Total	$38,599	$45,302	(15%)	$167,073	$166,096	1%

Investment income results:

	Three months ended		Year ended
	December 31,		December 31,
	2008	2007	2008	2007
	(in mill (in millions)
Fixed maturities held for sale	$0.8	—	$0.8	—

Fixed maturities, available for sale	1.8	2.6	7.4	$13.9
Fixed maturities, trading securities	(5.1)	0.4	(42.3)	2.3
Short-term investments	0.9	2.6	3.0	8.7
Equity in earnings of limited partnerships	(12.9)	(1.7)	(26.8)	13.0
Commercial loans	(0.9)	—	(1.5)	—

Total investment income (loss)	(15.4)	3.9	(59.4)	37.9
Investment expenses	(0.6)	(0.5)	(4.1)	(2.4)

Net investment income (loss)	$(16.0)	$3.4	$(63.5)	$35.5

CONTACTS:
NYMAGIC, INC.
A. George Kallop, 212-551-0744
or
Richard Lewis Communications
Cecelia Heer or Gregory Tiberend, 212-827-0020